As filed with the Securities and Exchange Commission on June 19, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERSECURE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1169358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(Address, including zip code, of principal executive offices)

PowerSecure International, Inc. 2008 Stock Incentive Plan, as amended and restated

(Full title of the plan)

Christopher T. Hutter

Executive Vice President and Chief Financial Officer

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

(919) 556-3056

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Paul R. Hess, Esq.

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 East State Street, Suite 1800

Columbus, Ohio 43215

(614) 462-5400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,400,000 shares	$4.73	$6,622,000	$758.88

(1)	Consists of additional shares issuable under the PowerSecure International, Inc. 2008 Stock Incentive Plan, as amended and restated, as approved at the Registrant’s Annual Meeting of Stockholders held on June 19, 2012.. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock or other securities that are offered or issued to prevent dilution resulting from stock splits, stock dividends or other similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, upon the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on June 13, 2012.

EXPLANATORY NOTE

PowerSecure International, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register the issuance of an additional 1,400,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of the Registrant pursuant to the PowerSecure International, Inc. 2008 Stock Incentive Plan, as amended and restated (the “2008 Stock Plan”). The stockholders of the Registrant approved the addition of these shares to the 2008 Stock Plan at the Registrant’s Annual Meeting of Stockholders held on June 19, 2012. On June 10, 2008, the Registrant filed a Registration Statement on Form S-8 (File No. 333-151540) registering the issuance of 600,000 shares of Common Stock pursuant to 2008 Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission [pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 8, 2012;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on May 3, 2012;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2012, January 23, 2012, January 25, 2012, February 6, 2012, February 10, 2012, February 21, 2012, March 1, 2012, March 5, 2012, March 8, 2012, March 13, 2012, April 24, 2012, May 3, 2012, May 22, 2012, May 29, 2012 and June 6, 2012 (but, in each case, excluding information “furnished” under Item 7.01 and not filed); and

(d)	the description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 5, 2005, which incorporates by reference the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 10, 1993, and any amendments or reports filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than information that is “furnished” to but not “filed” with the Commission in those documents, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of the directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.

As permitted by Section 145 of the DGCL, the Registrant’s Second Restated Certificate of Incorporation (“Restated Certificate”) permits the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact such person is or was an officer or director of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant is also permitted to indemnify the same persons against expenses, including attorneys’ fees, actually and reasonably incurred by such persons in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless, and only to the extent that, the adjudicating court determines that such indemnification is proper under the circumstances. To the extent such persons are successful on the merits or otherwise in defense of any such action, suit or proceeding, such indemnification is mandatory. The Registrant may also pay the expenses incurred in any such action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by such person. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of the Registrant’s Restated Certificate, by-laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of the Registrant’s Second Restated Certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any such repeal or modification.

The Registrant’s Amended and Restated By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate also eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and (iv) for any transaction from which a director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, the Registrant’s Restated Certificate also authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The Registrant and its directors and executive officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify such persons to the fullest extent permitted by the Registrant’s certificate of incorporation, by-laws or law against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity, and to advance expenses to them relating to indemnification suits, and which establish certain additional procedural protections that will apply in the event a director or officer makes a claim for indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits are set forth in the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wake Forest, State of North Carolina, on June 19, 2012.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
Sidney Hinton President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sidney Hinton, Christopher T. Hutter and Paul R. Hess, jointly and severally, with full power to act without the joinder of others, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sidney Hinton Sidney Hinton	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2012

/s/ Christopher T. Hutter Christopher T. Hutter	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer)	June 19, 2012

/s/ Gary J. Zuiderveen Gary J. Zuiderveen	Vice President of Financial Reporting, Controller, Principal Accounting Officer, Assistant Treasurer and Secretary (Principal Accounting Officer)	June 19, 2012

/s/ Anthony D. Pell Anthony D. Pell	Director	June 19, 2012

/s/ Kevin P. Collins Kevin P. Collins	Director	June 19, 2012

/s/ John A. (Andy) Miller John A. (Andy) Miller	Director	June 19, 2012

/s/ Thomas J. Madden III Thomas J. Madden III	Director	June 19, 2012

/s/ W. Kent Geer W. Kent Geer	Director	June 19, 2012

POWERSECURE INTERNATIONAL, INC.

2008 Stock Incentive Plan

as amended and restated

Form S-8

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of PowerSecure International, Inc. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3, Registration No. 333-96369.)

4.2	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on August 22, 2007, merging PowerSecure International, Inc. into Registrant and amending Registrant’s Second Amended and Restated Certificate of Incorporation to change the Registrant’s name to PowerSecure International, Inc. (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on August 22, 2007).

4.3	Certificate of Amendment to Second Restated Certificate of Incorporation of PowerSecure International, Inc., filed with the Secretary of State of the State of Delaware on June 19, 2012*

4.4	Amended and Restated By-Laws of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on August 22, 2007.)

4.5	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-18, Registration No. 33-44558).

5.1	Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.*

10.1	PowerSecure International, Inc. 2008 Stock Incentive Plan, as amended and restated effective June 19, 2012 (Incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed on April 27, 2012.)

23.1	Consent of Hein & Associates LLP.*

23.3	Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

*	Filed herewith.